Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                                                                                                       Contact:                      Lisa M. O’Neill
                                                                                                                                                 Executive Vice President and Chief Financial Officer
                                                                                                                                                (574) 267-9125
                                                                                                                                                 lisa.oneill@lakecitybank.com

Lakeland Financial Reports

Record Performance

Second Quarter Net Income Increases 22%

Warsaw, Indiana (July 25, 2014) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record net income of $11.3 million for the second quarter of 2014, an increase of 22% versus $9.2 million for the second quarter of 2013.  Diluted net income per common share increased 21% to $0.68 versus $0.56 for the comparable period of 2013.  This per share performance also represents a record level for the company.

The company further reported net income of $21.2 million for the six months ended June 30, 2014 versus $18.5 million for the comparable period of 2013, an increase of 15% and a record performance for the company over a six-month period. Diluted net income per common share increased 13% to $1.27 for the six months ended June 30, 2014 versus $1.12 for the comparable period of 2013. This per share performance also represents a record level for the company.

David M. Findlay, President and Chief Executive Officer, commented, "We continue to deliver strong operating results for shareholders while at the same time taking care of clients. Our disciplined business model remains focused on strategically growing the bank in our existing Indiana communities. We are extremely pleased with this record performance and believe we are in a strong position to continue this growth strategy in our Indiana footprint.”

Return on average total equity for the first six months of 2014 improved to 12.85% from 12.17% in the prior year period. Return on average assets for the first six months of 2014 increased to 1.32% up from 1.26% in the same period of 2013. The company’s tangible common equity to tangible assets ratio was 9.96% at June 30, 2014, compared to 10.25% at June 30, 2013 and 10.18% at March 31, 2014. As previously announced, the board of directors approved a cash dividend for the second quarter of $0.21 per share, payable on August 5, 2014, to shareholders of record as of July 25, 2014. The quarterly dividend represents an 11% increase over the quarterly dividends paid for each quarter of 2013 and from the first quarter of 2014.The dividend yield is currently 2.15% based on the closing price of our common stock on June 30, 2014.

Total loans outstanding grew $338.6 million, or 15%, from $2.33 billion as of June 30, 2013 to $2.67 billion as of June 30, 2014. Average total loans for the second quarter of 2014 were $2.65 billion, an increase of $341.2 million, or 15% versus $2.30 billion for the comparable period in 2013. On a linked quarter basis, average total loans increased $107.1 million, or 4%, from $2.54 billion for the first quarter of 2014 to $2.65 billion for the second quarter of 2014.

Findlay observed, “The best way for Lake City Bank to support economic expansion in our Indiana markets is to continue to make loans to local businesses. We’ve grown loans by $138 million through the first six months of 2014 and are encouraged by the improving strength of the economy in our markets. This loan growth continues to be geographically diverse as we have experienced ongoing growth in both mature and newer markets in Indiana.”

Total deposits grew $344 million, or 14%, from $2.48 billion as of June 30, 2013 to $2.83 billion as of June 30, 2014. Average total deposits for the quarter ended June 30, 2014 were $2.79 billion versus $2.49 billion for the second quarter of 2013, an  increase of 12%. On a linked quarter basis, average total deposits increased $145.6 million, or 6%.

The company’s net interest margin was 3.34% in the second quarter of 2014, up from 3.20% for the second quarter of 2013. The net interest margin was 3.38% in the linked first quarter of 2014. The net interest margin for the six months ended June 30, 2014 was 3.35% compared to 3.19% in the prior year six month period.  Despite downward pressure on loan yields and the prolonged low interest rate environment, the company improved its net interest margin during the six months ended June 30, 2014 compared to the same period in 2013. The net interest margin expansion is attributable to declines in deposit rates and overall funding costs and improvement in the investment portfolio yields which have more than offset declining loan yields.

Nonperforming assets decreased 31% to $15.2 million as of June 30, 2014 versus $21.8 million as of June 30, 2013. On a linked quarter basis, nonperforming assets were 7% lower than the $16.3 million reported on March 31, 2014. The decrease in nonperforming assets during the second quarter of 2014 primarily resulted from payments including payoffs received on a number of nonperforming loans. The ratio of nonperforming assets to total assets at June 30, 2014, was 0.45% versus 0.73% at both June 30, 2013 and 0.50% at March 31, 2014. Net charge-offs totaled $532,000 in the second quarter of 2014 versus $183,000 during the second quarter of 2013 and $2.7 million during the linked first quarter of 2014. Net charge-offs to average loans were 0.25% for the six months ended June 30, 2014 compared to 0.07% for the same period in 2013.

For the sixth consecutive quarter, the company did not record a provision for loan losses. The absence of a provision for loan losses was generally driven by the stabilization and improvement in key loan quality metrics, including lower levels of nonperforming loans, appropriate reserve coverage of nonperforming loans, continuing signs of stabilization in the economic conditions of the company’s markets and sustained signs of improvement in its borrowers’ performance and future prospects. The company’s allowance for loan losses as of June 30, 2014 was $45.6 million compared to $50.6 million as of June 30, 2013 and $46.1 million as of March 31, 2014. The allowance for loan losses represented 1.71% of total loans as of June 30, 2014 versus 2.17% at June 30, 2013 and 1.79% as of March 31, 2014. Further, the allowance for loan losses as a percentage of nonperforming loans increased to 324% as of June 30, 2014, versus 234% as of June 30, 2013, and 306% as of March 31, 2014.

Findlay noted, “The growth of our commercial loan portfolio, coupled with our continued stable asset quality metrics, is having a positive contribution to our profitability. As a result, our net interest income grew by 16% during the first half of 2014. While the low interest rate environment will continue to pressure net interest margin, we believe that we are well positioned to continue our profitable growth for our shareholders.”

 The company's noninterest income was unchanged at $7.6 million for the second quarter of each of 2014 and 2013. Year-over-year, quarterly noninterest income was positively impacted by a $398,000 increase in other income, driven primarily by $304,000 in swap fees. Offsetting the increase was a $359,000 decrease in mortgage banking income during the quarter, which was driven by lower mortgage production volumes due to higher mortgage rates. Noninterest income was $15.0 million for the six months ended June 30, 2014, also unchanged from the same period in 2013. Growth in swap fees, deposit fees and wealth management income offset the decline in mortgage banking income which declined by $803,000 for the first half of the year compared to the prior period.

The company’s noninterest expense increased $993,000, or 7%, to $16.1 million in the second quarter of 2014 versus $15.1 million in the comparable quarter of 2013. On a linked quarter basis, noninterest expense decreased by $706,000 from $16.8 million in the first quarter of 2014. Salaries and employee benefits increased by $576,000 in the three month period ended June 30, 2014 versus the same period of 2013. These increases in salary and employee benefits were driven by higher performance incentive-based compensation costs, staff additions and normal merit increases. Data processing fees increased by $114,000 due to a larger customer base as well as greater utilization of services from the company’s core processor, which the company expects will improve marketing and cross-selling initiatives. In addition, equipment costs increased $107,000 during the second quarter of 2014, driven by higher depreciation expenses. The company's efficiency ratio was 49% for the second quarter of 2014, compared to 51% for the second quarter of 2013 and 52% for the linked first quarter of 2014, which consistently ranks in the top quartile of peer financial institutions in the country. For the six months ended June 30, 2014, the efficiency ratio was 50% compared to 51% in the prior year period.

Findlay added, “Our stable efficiency ratio reflects of our ability to grow total revenue while at the same time prudently managing operating expenses. We continue to invest in market expansion, staff growth and technology-driven retail, wealth advisory and commercial banking product lines. In early 2014, we opened a second office in the Indianapolis market and continue to be pleased with our growth in the market. "

Lakeland Financial Corporation is a $3.4 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank, its single bank subsidiary, is the fourth largest bank in the state, and the largest bank 100% invested in Indiana. Lake City Bank operates 46 offices in Northern and Central Indiana, delivering technology driven and client-centric financial services solutions to individuals and businesses.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at www.lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under “LKFN.” In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures.  Lakeland Financial believes that providing non-GAAP financial measures provides investors with information useful to understanding Lakeland Financial’s financial performance.  Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible common equity” which is “common stockholders’ equity” excluding intangible assets, net of deferred tax.  A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent is included in the attached financial tables where the non-GAAP measure is presented.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events.  Additional information concerning the company and its business, including factors that could materially affect the company’s financial results, is included in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K.

LAKELAND FINANCIAL CORPORATION
SECOND QUARTER 2014 FINANCIAL HIGHLIGHTS
(Unaudited – Dollars in thousands except per share data)

	Three Months Ended			Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30	Jun. 30
END OF PERIOD BALANCES	2014	2014	2013	2014	2013
Assets	$ 3,419,111	$ 3,233,724	$ 2,975,462	$ 3,419,111	$ 2,975,462
Deposits	2,827,745	2,738,774	2,483,492	2,827,745	2,483,492
Brokered Deposits	141,420	143,760	16,311	141,420	16,311
Core Deposits	2,686,325	2,595,014	2,467,181	2,686,325	2,467,181
Loans	2,673,327	2,574,190	2,334,700	2,673,327	2,334,700
Allowance for Loan Losses	45,605	46,137	50,635	45,605	50,635
Total Equity	343,575	332,091	307,608	343,575	307,608
Tangible Common Equity	340,382	329,024	304,576	340,382	304,576
AVERAGE BALANCES
Total Assets	$ 3,319,795	$ 3,187,133	$ 2,982,150	$ 3,253,830	$ 2,963,065
Earning Assets	3,129,928	3,021,440	2,795,925	3,075,984	2,782,004
Investments	474,561	473,184	482,628	473,876	480,376
Loans	2,645,673	2,538,622	2,304,471	2,592,443	2,280,123
Total Deposits	2,788,142	2,642,562	2,490,115	2,715,754	2,481,681
Interest Bearing Deposits	2,312,748	2,178,898	2,102,924	2,246,193	2,097,688
Interest Bearing Liabilities	2,491,332	2,380,595	2,268,230	2,436,269	2,255,832
Total Equity	337,919	328,058	309,417	333,016	306,339
INCOME STATEMENT DATA
Net Interest Income	$ 25,554	$ 24,680	$ 21,912	$ 50,234	$ 43,169
Net Interest Income-Fully Tax Equivalent	26,038	25,151	22,352	51,194	44,030
Provision for Loan Losses	0	0	0	0	0
Noninterest Income	7,592	7,427	7,569	15,019	15,050
Noninterest Expense	16,084	16,790	15,091	32,874	29,984
Net Income	11,312	9,912	9,236	21,224	18,482
PER SHARE DATA
Basic Net Income Per Common Share	$ 0.68	$ 0.60	$ 0.56	$ 1.28	$ 1.13
Diluted Net Income Per Common Share	0.68	0.59	0.56	1.27	1.12
Cash Dividends Declared Per Common Share	0.21	0.19	0.19	0.40	0.19
Book Value Per Common Share (equity per share issued)	20.77	20.08	18.71	20.77	18.71
Tangible Book Value Per Common Share	20.58	19.90	18.54	20.58	18.54
Market Value – High	41.26	41.46	28.50	41.46	28.50
Market Value – Low	34.96	35.31	25.26	34.96	23.92
Basic Weighted Average Common Shares Outstanding	16,536,112	16,513,645	16,425,382	16,524,079	16,411,695
Diluted Weighted Average Common Shares Outstanding	16,739,069	16,713,853	16,546,547	16,729,479	16,524,250
KEY RATIOS
Return on Average Assets	1.37%	1.26%	1.24%	1.32%	1.26%
Return on Average Total Equity	13.43	12.25	11.97	12.85	12.17
Efficiency (Noninterest Expense / Net Interest Income
plus Noninterest Income)	48.53	52.29	51.19	50.38	51.50
Average Equity to Average Assets	10.18	10.29	10.38	10.23	10.34
Net Interest Margin	3.34	3.38	3.20	3.35	3.19
Net Charge Offs to Average Loans	0.08	0.42	0.03	0.25	0.07
Loan Loss Reserve to Loans	1.71	1.79	2.17	1.71	2.17
Loan Loss Reserve to Nonperforming Loans	323.99	305.50	233.92	323.99	233.92
Loan Loss Reserve to Nonperforming Loans
and Performing TDR's	153.01	147.29	113.37	153.01	113.37
Nonperforming Loans to Loans	0.53	0.59	0.93	0.53	0.93
Nonperforming Assets to Assets	0.45	0.50	0.73	0.45	0.73
Total Impaired and Watch List Loans to Total Loans	5.72	6.56	7.71	5.72	7.71
Tier 1 Leverage	11.01	11.20	11.01	11.01	11.01
Tier 1 Risk-Based Capital	12.86	13.08	13.39	12.86	13.39
Total Capital	14.12	14.34	14.65	14.12	14.65
Tangible Capital	9.96	10.18	10.25	9.96	10.25
ASSET QUALITY
Loans Past Due 30 - 89 Days	$ 3,042	$ 1,802	$ 5,348	$ 3,042	$ 5,348
Loans Past Due 90 Days or More	4	20	104	4	104
Non-accrual Loans	14,071	15,082	21,542	14,071	21,542
Nonperforming Loans (includes nonperforming TDR's)	14,075	15,102	21,646	14,075	21,646
Other Real Estate Owned	1,136	1,192	171	1,136	171
Other Nonperforming Assets	5	9	5	5	5
Total Nonperforming Assets	15,216	16,303	21,822	15,216	21,822
Performing Troubled Debt Restructurings	15,607	16,222	23,017	15,607	19,398
Nonperforming Troubled Debt Restructurings (included in
nonperforming loans)	10,349	10,721	19,398	10,349	23,017
Total Troubled Debt Restructurings	25,956	26,943	42,415	25,956	42,415
Impaired Loans	32,049	34,101	46,906	32,049	46,906
Non-Impaired Watch List Loans	120,690	134,680	133,139	120,690	133,139
Total Impaired and Watch List Loans	152,739	168,781	180,045	152,739	180,045
Gross Charge Offs	655	2,751	368	3,406	1,574
Recoveries	123	91	185	214	765
Net Charge Offs/(Recoveries)	532	2,659	183	3,191	810

LAKELAND FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
June 30, 2014 and December 31, 2013
(in thousands, except share data)

	June 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Cash and due from banks	$ 150,448	$ 55,727
Short-term investments	9,954	7,378
Total cash and cash equivalents	160,402	63,105

Securities available for sale (carried at fair value)	475,862	468,967
Real estate mortgage loans held for sale	1,069	1,778

Loans, net of allowance for loan losses of $45,605 and $48,797	2,627,722	2,486,301

Land, premises and equipment, net	39,867	39,335
Bank owned life insurance	63,363	62,883
Federal Reserve and Federal Home Loan Bank stock	10,732	10,732
Accrued interest receivable	8,970	8,577
Goodwill	4,970	4,970
Other assets	26,154	29,116
Total assets	$ 3,419,111	$ 3,175,764

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Noninterest bearing deposits	$ 506,771	$ 479,606
Interest bearing deposits	2,320,974	2,066,462
Total deposits	2,827,745	2,546,068

Short-term borrowings
Federal funds purchased	0	11,000
Securities sold under agreements to repurchase	92,961	104,876
Other short-term borrowings	110,000	146,000
Total short-term borrowings	202,961	261,876

Long-term borrowings	35	37
Subordinated debentures	30,928	30,928
Accrued interest payable	2,996	2,918
Other liabilities	10,871	11,973
Total liabilities	3,075,536	2,853,800

STOCKHOLDERS' EQUITY
Common stock: 90,000,000 shares authorized, no par value
16,538,617 shares issued and 16,459,359 outstanding as of June 30, 2014
16,475,716 shares issued and 16,377,449 outstanding as of December 31, 2013	94,205	93,249
Retained earnings	247,715	233,108
Accumulated other comprehensive income/(loss)	3,352	(2,494)
Treasury stock, at cost (2014 - 79,258 shares, 2013 - 98,267 shares)	(1,786)	(1,988)
Total stockholders' equity	343,486	321,875
Noncontrolling interest	89	89
Total equity	343,575	321,964
Total liabilities and equity	$ 3,419,111	$ 3,175,764

LAKELAND FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months and Six Months Ended June 30, 2014 and 2013
(in thousands except for share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
NET INTEREST INCOME
Interest and fees on loans
Taxable	$ 26,270	$ 24,388	$ 51,604	$ 48,874
Tax exempt	125	102	223	204
Interest and dividends on securities
Taxable	2,028	1,152	4,039	2,097
Tax exempt	816	770	1,635	1,505
Interest on short-term investments	11	12	19	36
Total interest income	29,250	26,424	57,520	52,716

Interest on deposits	3,335	4,139	6,522	8,776
Interest on borrowings
Short-term	104	112	255	203
Long-term	257	261	509	568
Total interest expense	3,696	4,512	7,286	9,547

NET INTEREST INCOME	25,554	21,912	50,234	43,169

Provision for loan losses	0	0	0	0

NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	25,554	21,912	50,234	43,169

NONINTEREST INCOME
Wealth advisory fees	977	971	2,016	1,915
Investment brokerage fees	923	997	2,040	1,946
Service charges on deposit accounts	2,348	2,252	4,499	4,223
Loan, insurance and service fees	1,757	1,812	3,215	3,268
Merchant card fee income	380	293	730	569
Bank owned life insurance income	338	418	710	811
Other income	686	288	1,561	1,270
Mortgage banking income	179	538	244	1,047
Net securities gains	4	0	4	1
Total noninterest income	7,592	7,569	15,019	15,050

NONINTEREST EXPENSE
Salaries and employee benefits	9,467	8,891	19,454	18,056
Net occupancy expense	903	873	2,013	1,719
Equipment costs	761	654	1,534	1,263
Data processing fees and supplies	1,493	1,379	2,984	2,672
Corporate and business development	481	443	897	849
FDIC insurance and other regulatory fees	488	458	965	921
Professional fees	736	753	1,536	1,348
Other expense	1,755	1,640	3,491	3,156
Total noninterest expense	16,084	15,091	32,874	29,984

INCOME BEFORE INCOME TAX EXPENSE	17,062	14,390	32,379	28,235
Income tax expense	5,750	5,154	11,155	9,753
NET INCOME	$ 11,312	$ 9,236	$ 21,224	$ 18,482

BASIC WEIGHTED AVERAGE COMMON SHARES	16,536,112	16,425,382	16,524,079	16,411,695
BASIC EARNINGS PER COMMON SHARE	$ 0.68	$ 0.56	$ 1.28	$ 1.13
DILUTED WEIGHTED AVERAGE COMMON SHARES	16,739,069	16,546,547	16,729,479	16,524,250
DILUTED EARNINGS PER COMMON SHARE	$ 0.68	$ 0.56	$ 1.27	$ 1.12

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
SECOND QUARTER 2014
(unaudited in thousands)

	June 30,		March 31,		December 31,		June 30,
	2014		2014		2013		2013
Commercial and industrial loans:
Working capital lines of credit loans	$ 509,725	19.1%	$ 476,818	18.5%	$ 457,690	18.0%	$ 462,137	19.8%
Non-working capital loans	526,221	19.7	467,679	18.2	443,877	17.5	425,958	18.2
Total commercial and industrial loans	1,035,946	38.7	944,497	36.7	901,567	35.6	888,095	38.0

Commercial real estate and multi-family residential loans:
Construction and land development loans	166,671	6.2	144,978	5.6	157,630	6.2	108,695	4.7
Owner occupied loans	385,706	14.4	388,052	15.1	370,386	14.6	365,071	15.6
Nonowner occupied loans	406,691	15.2	424,143	16.5	394,748	15.6	373,696	16.0
Multifamily loans	58,955	2.2	57,882	2.2	63,443	2.5	37,422	1.6
Total commercial real estate and multi-family residential loans	1,018,023	38.1	1,015,055	39.4	986,207	38.9	884,884	37.9

Agri-business and agricultural loans:
Loans secured by farmland	122,515	4.6	109,260	4.2	133,458	5.3	100,571	4.3
Loans for agricultural production	90,164	3.4	104,384	4.1	120,571	4.8	97,729	4.2
Total agri-business and agricultural loans	212,679	8.0	213,644	8.3	254,029	10.0	198,300	8.5

Other commercial loans	72,097	2.7	77,324	3.0	70,770	2.8	46,501	2.0
Total commercial loans	2,338,745	87.5	2,250,520	87.4	2,212,573	87.3	2,017,780	86.4

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	138,773	5.2	135,111	5.2	125,444	4.9	116,247	5.0
Open end and junior lien loans	145,330	5.4	139,185	5.4	146,946	5.8	152,571	6.5
Residential construction and land development loans	7,114	0.3	5,658	0.2	4,640	0.2	5,263	0.2
Total consumer 1-4 family mortgage loans	291,217	10.9	279,954	10.9	277,030	10.9	274,081	11.7

Other consumer loans	43,907	1.6	44,319	1.7	46,125	1.8	43,470	1.9
Total consumer loans	335,124	12.5	324,273	12.6	323,155	12.7	317,551	13.6
Subtotal	2,673,869	100.0%	2,574,793	100.0%	2,535,728	100.0%	2,335,331	100.0%
Less: Allowance for loan losses	(45,605)		(46,137)		(48,797)		(50,635)
Net deferred loan fees	(542)		(603)		(630)		(631)
Loans, net	$2,627,722		$2,528,053		$2,486,301		$2,284,065